January 16, 2008

NEWSLETTER PUBLICITY AGREEMENT

between
American Uranium Corp.
and
National Media Associates

This AGREEMENT is by and between National Media Associates ("NMA"), an advertising and marketing firm located in the Los Angeles area of California, and American Uranium Corp. (the "Company"),

WITNESSETH:

WHEREAS, the Company desires to publicize itself with the intention of making its name and business better known to investors, and

WHEREAS, NMA is the publisher and/or coordinator of marketing letters including *Natural Resource Investor & World Gold Stock Report, Gold Stock Investor, Special Situations Analyst, Special Situations in Mining* and *Stocks-In-Focus Advisory* newsletters, and

WHEREAS NMA is willing to help publicize the Company through such a marketing newsletter or newsletters,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. Engagement. The Company hereby engages NMA to do one or more of the following:

(A) Reprint an edition of a selected marketing newsletter (from those cited above) which prominently features a report on the Company, and distribute the same to up to 250,000 qualified investors/recipients by mail, including up to 500,000 additional investors/recipients by email, with additional distributions as may be particularly specified, and/or

(B) Arrange to produce and distribute such a newsletter edition of up to eight pages, to be prepared and distributed which prominently features a report on the

Company, to up to 250,000 qualified investor/recipients by mail and up to 500,000 additional qualified readers by email, plus additional distribution as may be specifically agreed to.

2. Preparation of newsletter. The Company will cooperate fully and timely with NMA and supply to NMA all materials reasonably requested by NMA and its selected newsletter researchers and editors to prepare any report on the company. Because NMA will rely on this information in preparation of the newsletter, the Company represents that all such information shall be true, accurate, complete and not misleading in any respect, and in conformity with any applicable regulatory requirements.

3. Delivery. NMA will cause the aforesaid edition featuring the company to be distributed (a) by first-class mail to up to about 5,000 subscribers and/or qualified recipients of the letters, (b) including up to 250,000 readers whose names will be obtained from several subscriber-based list rental agencies based on analysis of key demographic characteristics, by third-class mail, (c) and including our proprietary and other opt-in email lists of up to 500,000 investor names, plus other distributions as may be specifically agreed to, and (d) such other persons as the Company and NMA mutually agree should be sent the edition.

The editions distributed pursuant to this section of the agreement will contain information only about American Uranium Corp. but may include publicity about and subscription offers by the involved newsletter publications.

4. Company Review. No material about the Company shall be distributed by NMA unless and until the Company has reviewed and approved the same. The Company will act diligently and promptly in reviewing materials submitted to it by NMA or selected editors to enhance timely distribution of the materials and will inform NMA of any inaccuracies contained prior to the projected publication and/or delivery date. The Company shall sign off on any final materials prior to production and mailing.

5. Compensation. In consideration of the services to be performed by NMA, the Company agrees to reimburse NMA for the cost of writing, typesetting and graphics, printing (or reprinting) including costs of paper, collation and mailhouse services, postage, list rentals and list-labeling, and project coordination, and mailing the selected editions of the newsletters to be distributed hereunder. Direct costs enumerated above shall include the cost of obtaining, analyzing, and selecting the qualified component mailing lists to be utilized, and a reasonable project management allowance incurred in connection with performance of this Agreement.

Company has agreed to a $US 275,000 all-inclusive direct expense budget for the above programs, and any incidental overages shall be retained by NMA. The schedule for producing these programs commences as of the contract date herein and will be put on a priority basis for mailing, generally starting approximately six weeks following the date of this contract but subject to a schedule dictated by the company's timeliness in

providing revisions and/or additions for the informational materials to be developed and distributed. At its option, Company may elect to expand the distribution program via additional Fax Alert and email dissemination at budgets to be agreed to at the time that any such election is made. In the event that additional fax and email distribution is selected, this will also be scheduled by discussion and agreement between NMA and Company.

The $US 275,000 budget is due and payable as of the date of this contract. NMA may at its option request additional budget payments from the company in the event of substantial additions or expansions to the scope of the marketing program and the size of the newsletter to be distributed.

5A. Public Relations Agent. If the Company has been introduced to NMA and/or selected publications through a public relations company (the "Agent") which the Company has engaged to publicize it, the public relations firm is authorized to assist and coordinate the implementation of the program and may receive limited referral compensation for such services.

6. DISCLAIMER BY NMA. NOTWITHSTANDING THE FEE SCHEDULE AS PER #5 ABOVE, NMA MAKES NO REPRESENTATION THAT (A) ITS PUBLICATION AND/OR DISTRIBUTION OF ANY REPORTS ON THE COMPANY WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY, (B) THE PRICE OF THE COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY AS A RESULT OF THE DISTRIBUTION OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.

7. Limitation of Publisher Liability. If NMA fails to perform its services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of cash reimbursement NMA has received from the Company, or (b) the actual and direct damage to the Company as a result of such non-performance. IN NO EVENT WILL NMA BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT.

8. Ownership of Materials. All right, title and interest in and to advertising materials to be produced by or through NMA in connection with the services to be rendered under this Agreement shall be and remain the sole and exclusive property of NMA, except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive, upon written request, 500 copies of all such materials.

9. Confidentiality. Until such time as the same may become publicly known, NMA agrees that any information provided to it by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon the written request of the

Company, any original documentation provided by the Company will be returned to it. Notwithstanding the foregoing, NMA shall not be liable for any revelation of confidential information which arises from sources other than directly from the beneficial owners of NMA, it being recognized and understood that in the course of performance of this Agreement, many persons will have to receive access to such materials.

10. Notices. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier. As Company is a non-resident of the United States, the equivalent services of the postal system of the Company's residence may be used. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to NMA at:

NATIONAL MEDIA ASSOCIATES
4515 Ocean View Blvd., Suite 305
La Cañada, CA 91011 USA

and to the Company at:

AMERICAN URANIUM CORP.
600 17th Street Suite 2800
South Denver, CO 80202-5428 USA

Such addresses and notice parties may be changed at any time by utilizing the foregoing notice procedures.

Any notices to be given hereunder will be effective if executed by and sent to the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notices such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

11. Miscellaneous

(A) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California where NMA has been organized and this Agreement will be performed by NMA.

(B) Venue. Any litigation under this Agreement shall have as its sole and exclusive venue the appropriate state or federal courts sitting in the State of California.

(C) Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

(D) Separability. If any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

(E) Regulatory Acceptance. If the stock of the Company is listed on a foreign exchange(s), this Agreement shall be subject to its acceptance by such exchange(s) to the extent required by the rules of such exchange(s).

(F) Presumption Against Draftsman. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

Executed as a sealed instrument as of the day and year first above written.

PUBLISHER	**COMPANY**
NATIONAL MEDIA ASSOCIATES	**AMERICAN URANIUM CORP.**
George Duggan	
By: ______________________	By: ______________________
Duly Authorized	Duly Authorized